Exhibit 10.64

AMENDED AND RESTATED

CEO CHANGE IN CONTROL SEVERANCE AGREEMENT

This AMENDED AND RESTATED CEO CHANGE IN CONTROL SEVERANCE AGREEMENT (“Agreement”), is dated as of August 20, 2009 (the “Effective Date”) and made by and between Blue Coat Systems, Inc., a Delaware corporation (the “Company”), and                      (“Employee”), and amends and restates the Executive Change in Control Severance Agreement earlier entered into between the Company and Employee, as of May 1, 2009 (the “Initial Agreement”), in its entirety.

WHEREAS, the parties desire to amend Section 2.01(a)(i) of the Initial Agreement to provide that the Change in Control Severance Benefits will include 150% of the Employee’s annual target incentive compensation under the Employee’s then existing incentive compensation plan.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

TERM AND NATURE OF AGREEMENT

Section 1.01. Term. This Agreement shall be in force until the second anniversary of the Effective Date, and thereafter renew for automatic one-year terms, unless the Company shall give the Employee written notice of termination at least 30 days before the expiration of the then current term, provided that no Change in Control has occurred prior to such date. Notwithstanding the foregoing, this Agreement shall terminate (i) 12 months after a Change in Control (subject to satisfaction of any obligations hereunder as a result of a termination of employment prior to such expiration) and (ii) upon on any termination of employment prior to a Change in Control.

Section 1.02. At-Will Employment. Nothing in this Agreement shall change the at-will nature of Employee’s employment with the Company.

ARTICLE 2

CHANGE IN CONTROL TERMINATION

Section 2.01. Severance Benefits.

(a) If upon, or within 18 months following, or within two months preceding a Change in Control, Employee is terminated by the Company without Cause or Employee resigns for Good Reason, Employee shall be entitled to the following (“Change in Control Severance Benefits”), provided that Employee executes and lets become effective a release of claims, in the form attached hereto as Exhibit A (the “Release”), within 45 days following the termination of employment:

(i) a lump sum cash payment equal to the sum of (x) 150% of Employee’s then-existing annual base salary and (y) the Employee’s annual target incentive compensation under the Employee’s then existing incentive compensation plan (e.g., as of May 1, 2009, the Company’s profit sharing plan), which shall be paid as soon as administratively practicable after the date on which the Release becomes effective, and, in any event, no later than two and one-half (2 1/2) months after the end of the taxable year of the Employee in which the termination of employment occurs;

(ii) payment or reimbursement of health benefit continuation coverage under COBRA or otherwise from the termination date through the earlier of (A) 18 months following the termination date or (B) the date Employee becomes eligible for health benefits with another employer, which shall be paid no later than the month of such coverage; and

(iii) all of the Employee’s unvested and outstanding Equity Awards shall become vested in accordance with the terms of the applicable equity plans and award agreements.

(b) Definitions. For purposes of this Agreement, the following definitions shall have the following meanings:

(i) “Cause” shall exist if: (A) Employee is convicted of, or pleads guilty or no contest to, a criminal offense; (B) Employee engages in any act of fraud or dishonesty; (C) Employee breaches any agreement with the Company; (D) Employee commits any material violation of Company policy; or (E) Employee fails, refuses or neglects to perform the services required of Employee in his position at the Company.

(ii) “Change in Control” means the occurrence of any one or more of the following:

(A) the consummation of a merger or consolidation of the Company with or into any other entity (other than with any entity or group in which Executive has not less than a 5% beneficial interest) pursuant to which the holders of outstanding equity of the Company immediately prior to such merger or consolidation hold directly or indirectly 50% or less of the voting power of the equity securities of the surviving entity;

(B) the sale or other disposition of all or substantially all of the Company’s assets (other than to any entity or group in which Executive has not less than a 5% beneficial interest);

(C) any acquisition by any person or persons (other than any entity or group in which Executive has not less than a 5% beneficial interest) of the beneficial ownership of more than 50% of the voting power of the Company’s equity securities in a single transaction or series of related transactions; provided, however, that an underwritten public offering of the Company’s securities shall not be considered a Change in Control; or

(D) if during any period of 12 consecutive months, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved or recommended by at least a majority of the directors then still in office who were directors of the Company at the beginning of any such period and any such newly approved directors;

provided, however, that a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who directly or indirectly held the Company’s securities immediately before such transaction.

(iii) “Good Reason” means:

(A) a material diminution of Employee’s then-existing annual base salary (other than in connection with an action affecting a majority of the executive officers of the Company);

(B) relocation of the principal place of Employee’s employment to a location that is more than 50 miles from the principal place of Employee’s employment immediately prior to the date of the Change in Control; or

(C) a material reduction in the Employee’s authority, duties or responsibilities after the Change in Control when compared to Employee’s authority, duties and responsibilities prior to the Change in Control;

provided that notwithstanding the foregoing, an Employee’s termination will not be for Good Reason unless the Employee (x) notifies the Company in writing of the existence of the condition which the Employee believes constitutes Good Reason within 60 days of the initial existence of such condition (which notice specifically identifies such condition), (y) gives the Company at least 10 days following the date on which the Company receives such notice (and prior to termination) in which to remedy the condition, and (z) if the Company does not remedy such condition within such period, actually terminates employment within 15 days after the expiration of such remedy period (and before the Company remedies such condition).

(iv) “Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Employee, including but not limited to stock bonus awards, restricted stock, restricted stock units or stock appreciation rights, except for performance stock awards which remain subject to performance criteria as of the Effective Date.

Section 2.02. Resignation of Corporate Offices. In connection with any termination of employment following a Change in Control, Employee will resign Employee’s office, if any, as a director, officer, trustee or employee of the Company, its subsidiaries or affiliates and of any other corporation or trust of which Employee serves as such at the request of the Company, effective as of the date of termination of employment.

Section 2.03. Accrued Compensation and Benefits. In connection with any termination of employment upon or following a Change in Control (whether or not under Section 2.01 above), the Company shall pay Employee’s earned but unpaid base salary and other vested but unpaid cash entitlements for the period through and including the termination of employment, including unused earned vacation pay and unreimbursed documented business expenses incurred by Employee prior to the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, Employee shall be entitled to any other vested benefits earned by Employee for the period through and including the termination date of Employee’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Employee is entitled shall be paid to the Employee in cash as soon as administratively practicable after the termination, and, in any event, no later than two and one-half (2 1/2) months after the end of the taxable year of the Employee in which the termination occurs. Any Accrued Benefits to which the Employee is entitled shall be paid to the Employee as provided in the relevant plans and arrangement.

Section 2.04. Continuing Obligations. Employee acknowledges his or her continuing obligations under the Confidential and Non-Disclosure Agreement with the Company, including but not limited to Employee’s obligations not to use or disclose, at any time, any trade secret, confidential or proprietary information of the Company.

Section 2.05. Limitation on Payments.

(a) If the Change in Control Severance Benefits together with any other payment or benefit Employee would receive pursuant to a Change in Control (collectively, “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code

(the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of acceleration of vesting; reduction of non-cash employee benefits. In the event that acceleration of vesting is to be reduced, it shall be cancelled in the reverse order of the date of grant of the Equity Awards. To the extent any such benefit is to be provided over time, then the benefit shall be reduced in reverse chronological order.

(b) The Company may engage the accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control or another firm to perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such firm required to be made hereunder.

(c) The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by Employee or the Company) or such other time as requested by Employee or the Company.

ARTICLE 3

MISCELLANEOUS

Section 3.01. Assignment; Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Employee should die or become subject to a permanent disability while any amount is owed but unpaid to Employee hereunder, all such amounts, unless otherwise provided herein, shall be paid to Employee’s devisee, legatee, legal guardian or other designee, or if there is no such designee, to Employee’s estate. Employee’s rights hereunder shall not otherwise be assignable. This Agreement shall be binding on the Company’s successors and assigns.

Section 3.02. Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Employee and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Francisco, California, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

Section 3.03. Unfunded Agreement. The obligations of the Company under this Agreement represent an unsecured, unfunded promise to pay benefits to Employee and/or Employee’s beneficiaries, and shall not entitle Employee or such beneficiaries to a preferential claim to any asset of the Company.

Section 3.04. Non-Exclusivity of Benefits. Unless specifically provided herein, neither the provisions of this Agreement nor the benefits provided hereunder shall reduce any amounts otherwise payable, or in any way diminish Employee’s rights as an employee of the Company, whether existing now or hereafter, under any compensation and/or benefit plans (qualified or nonqualified), programs, policies, or practices provided by the Company, for which Employee may qualify; provided that the Change in Control Severance Benefits shall not be duplicative of any severance benefits under any such plans, programs, policies or practices and that any amounts payable to Employee hereunder shall be reduced by any amounts paid to Employee as required by any applicable federal, state or local law (including without limitation the WARN Act) in connection with any termination of Employee’s employment. Vested benefits or other amounts which Employee is otherwise entitled to receive under any plan, policy, practice, or program of the Company (i.e., including, but not limited to, vested benefits under any qualified or nonqualified retirement plan, but not including severance benefits), at or subsequent to the termination date shall be payable in accordance with such plan, policy, practice, or program except as expressly modified by this Agreement.

Section 3.05. Mitigation. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement nor shall the amount of any payment or benefit hereunder be reduced by any compensation earned by Employee as a result of employment by another employer.

Section 3.06. Entire Agreement. This Agreement represents the entire agreement between Employee and the Company and its affiliates with respect to Employee’s severance rights in a Change in Control situation, and supersedes all prior and contemporaneous discussions, negotiations, and agreements concerning such rights, including, but not limited to, any rights under the Company’s Executive Separation Policy.

Section 3.07. Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Company shall withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as are legally required to be withheld.

Section 3.08. Waiver of Rights. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

Section 3.09. Severability. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 3.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflict of laws.

Section 3.11. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.

Section 3.12. Code Section 409A. This Agreement and the payments and benefits hereunder are intended to qualify for the short-term deferral exception to Section 409A of the Code, and all regulations, rulings and other guidance issued thereunder, all as amended and in effect from time to time (“Section 409A”), described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in Treasury Regulation Section 1.409A-1(b)(9)(iii) to the maximum extent possible. To the extent Section 409A is applicable to this Agreement, this Agreement is intended to comply with Section 409A. Without limiting the generality of the foregoing, if on the date of termination of employment Employee is a “specified employee” within the meaning of Section 409A as determined in accordance with the Company’s procedures for making such determination, to the extent required in order to comply with Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following the termination date shall instead be paid on the first business day after the date that is six months following the termination date. All references herein to “termination date” or “termination of employment” shall mean separation from service as an employee within the meaning of Section 409A. The Company makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

[Signature page follows]

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement, to be effective as of the date and year first written above.

BLUE COAT SYSTEMS, INC.

By:
Name:
Title:

EMPLOYEE:

By:
Name:
Title:

EXHIBIT A

GENERAL RELEASE OF ALL CLAIMS

In consideration of the Change in Control Severance Payment to be paid to                      (“Employee”) by Blue Coat Systems, Inc. ( the “Company”), as described in the attached Executive Change in Control Severance Agreement (the “Agreement”), Employee, on Employee’s own behalf and on behalf of Employee’s heirs, executors, administrators and assigns, to the fullest extent permitted by applicable law, hereby fully and forever releases and discharges the Company and its past, present and future directors, officers, employees, agents, successors, predecessors, subsidiaries, parent, shareholders, employee benefit plans and assigns (together called “the Releasees”), from all known and unknown claims and causes of action including, without limitation, any claims or causes of action arising out of or relating in any way to Employee’s employment with the Company, including the termination of that employment.

Employee understands and agrees that this General Release of All Claims (the “Release”) is a full and complete waiver of all claims including, without limitation, claims of wrongful discharge, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, harassment, retaliation, discrimination, violation of public policy, defamation, invasion of privacy, interference with a leave of absence, personal injury or emotional distress and claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (ADEA), the California Labor Code, the California Fair Employment and Housing Act or any other federal or state law or regulation relating to employment or employment discrimination. Employee further understands and agrees that this waiver includes all claims, known and unknown, to the greatest extent permitted by applicable law. Notwithstanding the foregoing, this Release does not apply to (x) claims which cannot be released as a matter of law, (y) any right Employee may have to enforce the Agreement or (z) Employee’s eligibility for indemnification in accordance with applicable laws, the charter and bylaws of the Company or any indemnification agreement Employee has with the company.

Employee also hereby agrees that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by the Releasees or Employee.

In addition, Employee hereby expressly waives any and all rights and benefits conferred upon Employee by the provisions of Section 1542 of the Civil Code of the State of California, and any law of any jurisdiction of similar effect. Section 1542 states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

If any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the fullest extent permitted by applicable law.

This Release constitutes the entire agreement between Employee and Releasees with regard to the subject matter of this Release. It supersedes any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter of this Release. Employee understands and agrees that this Release may be modified only in a written document signed by Employee and a duly authorized officer of the Company.

Employee agrees that the Company shall have no duty to provide to Employee any severance benefits described in the Agreement unless and until Employee (a) has signed the Company’s Proprietary Information and Inventions Agreement (“PIIA”) and (b) has returned to the Company any and all of the Company’s property in Employee’s possession or under Employee’s control (including, but not limited to, cellular phones; computers; keys; credit cards; access badges; Company files or documents, including copies thereof; or facsimile machines). Employee further agrees that at all times in the future Employee shall remain bound by the PIIA.

Employee understands that Employee has the right to consult with an attorney before signing this Release. Employee also understands that Employee has [21/45] days after receipt of this Release to review and consider this Release, discuss it with an attorney of Employee’s own choosing, and decide to execute it or not execute it. Employee also understands that Employee may revoke this Release during a period of seven days after Employee signs it and that this Release will not become effective for seven days after Employee signs it (and then only if Employee does not revoke it). In order to revoke this Release, within seven days after Employee executes this Release Employee must deliver to                                  at the Company a letter stating that Employee is revoking it. Employee understands that if Employee chooses to revoke this Release within seven days after Employee signs it, Employee will not receive any Change in Control Severance Payment and the Release will have no effect.

[Signature page follows]

Employee states that before signing this Release, Employee:

Has read it;

Understands it;

Knows that he or she is giving up important rights;

Is aware of his or her right to consult an attorney before signing it; and

Has signed it knowingly and voluntarily.

Date:

Signature

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